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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
| Rutledge         John                M.    | Province Healthcare Company (PRHC)           |     to Issuer (Check all applicable) |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
|                                            |                         |                    |   Executive Vice President and Chief |
|   105 Westwood Place, Suite 400            |                         |      4/2000        |   Operating Officer                  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|  Brentwood,         TN              37027  |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                    Potential persons who are to respond to the collection of information     (Over)
                                                    contained in this form are not required to respond unless        SEC 1474 (3-99)
                                                    the form displays a currently valid OMB control number.


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of      | 6. Date Exer-  |7. Title and Amount |8. Price    |
|   Security            |     sion or  |   action |   action |   Derivative     |    cisable and |   of Underlying    |   of       |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities     |    Expiration  |   Securities       |   Deriv-   |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A)   |    Date        |   (Instr. 3 and 4) |   ative    |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed    |    (Month/Day/ |                    |   Secur-   |
|                       |     ative    |   Year)  |          |   of (D)         |    Year)       |                    |   ity      |
|                       |     Security |          |          |   (Instr. 3,     |                |                    |   (Instr.  |
|                       |              |          |          |   4, and 5)      |----------------|--------------------|   5)       |
|                       |              |          |          |                  | Date   |Expira-|        |  Amount or|            |
|                       |              |          |----------|------------------| Exer-  |tion   | Title  |  Number of|            |
|                       |              |          | Code| V  |  (A)  |  (D)     | cisable|Date   |        |  Shares   |            |
|-----------------------|--------------|----------|-----|----|-------|----------|--------|-------|--------|-----------|------------|
| Options               | $20.125 per  |  3/1/00  |  A  | V  | 44,422|          | 3/1/00 |2/28/10| Common |   44,422  |            |
|                       | share        |          |     |    |       |          |  (1)   |       | Stock  |           |            |
|-----------------------|--------------|----------|-----|----|-------|----------|--------|-------|--------|-----------|------------|
|                       |              |          |     |    |       |          |        |       |        |           |            |
|-----------------------|--------------|----------|-----|----|-------|----------|--------|-------|--------|-----------|------------|
|                       |              |          |     |    |       |          |        |       |        |           |            |
|-----------------------|--------------|----------|-----|----|-------|----------|--------|-------|--------|-----------|------------|
|                       |              |          |     |    |       |          |        |       |        |           |            |
|-----------------------|--------------|----------|-----|----|-------|----------|--------|-------|--------|-----------|------------|
|                       |              |          |     |    |       |          |        |       |        |           |            |
|-----------------------|--------------|----------|-----|----|-------|----------|--------|-------|--------|-----------|------------|
|                       |              |          |     |    |       |          |        |       |        |           |            |
------------------------------------------------------------------------------------------------------------------------------------


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|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|      44,422         |              D                |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
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Explanation of Responses:

(1)  The options were granted under the 1997 Long Term Equity Incentive Plan and were fully vested on the transaction date.

                                                                                 /s/ John Rutledge                       4/27/00
                                                                               ----------------------------------     -----------
 **  Intentional misstatements or omissions of facts constitute Federal        **Signature of Reporting Person            Date
     Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                             Page 2
                                                                                                                     SEC 1474 (3-99)
